EXHIBIT 10.11

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of January 17, 2003 by and among Motive Communications, Inc., a Delaware corporation (“Acquiror”), and Kenny Van Zant (the “Founder”).

W I T N E S S E T H:

WHEREAS, Acquiror, BroadJump, Inc., a Texas corporation (“Target”), and T-Bone Acquisition, Inc., a Texas corporation, have entered into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into, and Acquiror will acquire all of the issued and outstanding capital stock of, Target (the “Merger”);

WHEREAS, the Founder has been involved in the operation and/or development of the business of Target (the “Target Business”), and Acquiror and Target will be irreparably harmed if the Founder, directly or indirectly, competes with the business of Acquiror or Target, or takes any of the other prohibited actions specified herein, within the Restriction Period (as hereinafter defined), except as expressly permitted herein; and

WHEREAS, in order to protect Acquiror’s interests in the Merger and the other transactions contemplated by the Merger Agreement, including the business to be conducted by Acquiror as it relates to the Target Business and the goodwill associated therewith, it is a condition to the obligation of Acquiror to consummate the Merger Agreement that the Founder enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Definitions.    For purposes of this Agreement, the terms set forth below shall have the following meanings:

“Person” shall mean any individual, corporation, limited liability company, partnership, limited partnership, association, trust or any other entity or organization of any kind or character, including any governmental authority.

“Restricted Activity” shall mean any business, conduct or activity of designing, developing, marketing, selling, delivering, licensing, supporting, maintaining or otherwise providing, or of assisting or participating in the design, development, marketing, sale, delivery, licensing, support, maintenance or provision of, (i) software infrastructure systems designed to automate the processes associated with subscriber activation, provisioning, software/service delivery, marketing and management of broadband services, and (ii) customer support software.

“Restriction Period” shall mean shall mean the period commencing on the date hereof and extending to and including the third anniversary of the effective date of the Merger.

SECTION 2.    Consideration.

(a)    In consideration of the covenants contained in this Agreement, Acquiror shall pay the Founder a cash payment (the “Cash Payment”) in an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) on the effective date of the Merger.

(b)    The Founder acknowledges and agrees that the payment set forth in this Section 2 is adequate consideration for the covenants and agreements of the Founder set forth in this Agreement.

SECTION 3.    Agreement Not to Compete.    The Founder agrees that, during the Restriction Period, he shall not, directly or indirectly, whether as principal, agent, officer, director, employee, investor, consultant, stockholder, shareholder, lender, partner, member, owner, sponsor or otherwise, alone or in association with any other Person:

(a)    carry on, manage, operate, finance, sponsor or become engaged or concerned in, or otherwise take part in, a Restricted Activity anywhere in the world; or

(b)    be employed by or render services to, or own, share in the earnings of, or invest in the stock, bonds or other securities of, or lend money or extend credit to or otherwise directly or indirectly assist, any Person engaged in a Restricted Activity anywhere in the world (other than Acquiror or Target); provided, however, that the Founder may acquire or maintain an ownership interest of less than five percent (5%) of the outstanding stock of a publicly held company.

SECTION 4.    Agreement Not to Solicit or Interfere.    The Founder agrees that, during the Restriction Period, he shall not, directly or indirectly, whether as principal, agent, officer, director, employee, investor, consultant, stockholder, shareholder, lender, partner, member, owner, sponsor or otherwise, alone or in association with any other Person:

(a)    solicit or induce, or in any manner attempt to solicit or induce, any individual employed by, or an agent of, Acquiror or Target to terminate his or her employment or agency, as the case may be, with Acquiror or Target, or to become employed by or affiliated with (whether as an employee, officer, agent, consultant, advisor, contractor or otherwise) the Founder or any future employer of Founder; provided, however, that it shall not constitute a violation of this Agreement if an employee of Acquiror or Target is hired by a future employer of the Founder so long as the Founder did not directly or indirectly participate in such hiring.

(b)    solicit or induce, or in any manner attempt to solicit or induce, any customer of Acquiror or Target to cease doing business, or to decrease its business, with Acquiror or Target or in any way interfere with the relationship between any such customer and Acquiror or Target;

(c)    solicit or induce, or in any manner attempt to solicit or induce, any prospective customer of Acquiror or Target as of the date hereof to not do business with Acquiror or Target or in any way interfere with the relationship between any such prospective customer and Acquiror or Target;

(d)    solicit or induce, or in any manner attempt to solicit or induce, any supplier, agent, licensee, licensor, franchisee, or other business relation of Acquiror or Target to cease doing business with Acquiror or Target or in any way interfere with the relationship between Acquiror or Target and any supplier, agent, licensee, licensor, franchisee, or other business relation; or

(e)    interfere with the business relationships or disparage the good name or reputation of Acquiror or Target or any business of Acquiror or Target or engage in any conduct that brings Acquiror or Target or any of the business of Acquiror or Target into public ridicule or disrepute.

SECTION 5.    Absence of Conflicting Agreements.    The Founder hereby represents and warrants to Acquiror that this Agreement, when duly and validly executed and delivered thereby, will not conflict with, result in any violation or breach of, or constitute a default under, any term or provision of any license, contract or other agreement to which such Founder is a party.

SECTION 6.    Reformation.

(a)    The necessity of protection against competition from the Founder and the nature and scope of such protection has been carefully considered by the parties to this Agreement based upon the consultation with and advice from their respective legal counsel. The parties hereto agree and acknowledge (i) that the duration, scope and geographic areas applicable to the covenants contained in this Agreement are fair, reasonable and necessary, and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Acquiror and Target and Acquiror’s interests in the Merger and the other transactions contemplated by the Merger Agreement, (ii) that adequate compensation has been received by the Founder for such obligations, and (iii) that this Agreement is ancillary to the Merger Agreement.

(b)    If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, but no such added provision shall be broader or result in a greater limitation of the activities of the Founder than is provided in this Agreement on the date hereof.

(c)    If the automatic reformation provision contained in Section 6(b) for any reason fails or is held to be illegal, invalid or unenforceable, the parties request that the governmental body making such determination interpret, alter, amend and modify the terms of this Agreement to include as much of the scope, time period and geographic area specified in this Agreement as may be possible without rendering any provision of this Agreement illegal, invalid or unenforceable, but no such modified term shall be broader or result in a greater limitation of the activities of the Founder than is provided in this Agreement on the date hereof.

(d)    If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, the legality, validity and, enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

SECTION 7.    Relief.

(a)    The Founder acknowledges and agrees that damages at law would be insufficient for breach by such Founder of any of the covenants in this Agreement. Accordingly, the Founder agrees that in the event of a breach by the Founder of any provisions of this Agreement, Acquiror shall be entitled to equitable relief in the form of an injunction to prevent irreparable injury without the necessity to post any bond therefor.

(b)    Notwithstanding the provisions of Section 7(a), nothing in this Agreement shall be construed as prohibiting Acquiror from pursuing any other remedies, including damages, for breach or threatened breach of this Agreement. The remedies of Acquiror under this Agreement are cumulative, not exclusive, and may be exercised alternatively, successively or concurrently. The existence of any claim or cause of action of the Founder against Acquiror, whether based upon this Agreement, the Merger Agreement or otherwise, shall not constitute a defense to the enforcement of the obligations of the Founder under this Agreement.

SECTION 8.    Notice.    Any notice, request, instruction, other communications or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered personally, faxed or sent by recognized overnight delivery service, and shall be deemed given when so delivered personally, faxed (with appropriate confirmation of receipt) or received, at such addresses as shall be specified by the parties from time to time under the Merger Agreement.

SECTION 9.    Covenants Independent.    The covenants contained in this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to any other covenant shall not avoid the occurrence of a breach if such action is taken or condition exists.

SECTION 10.    Waiver.    The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising under this Agreement or of the future performance of any such term, covenant or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the parties to this Agreement.

SECTION 11.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Texas, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

SECTION 12.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument even if all parties are not signatories to each counterpart.

SECTION 13.    Parties in Interest; Assignment.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by each of the parties hereto and their respective succcessors and assigns. No party hereto shall have the right to assign its rights and obligations under this Agreement, without the consent of each of the other parties. Notwithstanding the foregoing, the provisions of this Agreement that refer to or confer rights upon Target shall inure to the benefit of Target, as fully and to the same extent as if Target were a party hereto.

SECTION 14.    Entire Agreement.    This Agreement contains the entire understanding and agreement between the parties concerning the subject matter discussed in this Agreement and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written above.

ACQUIROR:

MOTIVE COMMUNICATIONS, INC.

By:	/s/ Scott L. Harmon

Scott L. Harmon
President and Chief Executive Officer

FOUNDER:

/s/ Kenny Van Zant

Kenny Van Zant